PricewaterhouseCoopers LLP, 40 Clarendon Road, Watford, WD17 1JJ T: +44 (0) 20 7583 5000, F: +44 (0) 20 7212 4652, www.pwc.co.uk PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 40 Clarendon Road, Watford, WD17 1JJ. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-254525 and 333-266328) of Borr Drilling Limited of our report dated March 27, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F. /s/ PricewaterhouseCoopers LLP Watford, United Kingdom March 27, 2024